Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
eResearchTechnology, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-88361) and Form S-8 (Nos. 333-61954, 333-26471, 333-80121, 333-107272, and 333-133775) of eResearchTechnology, Inc. of our reports dated March 9, 2007, with respect to the consolidated balance sheets of eResearchTechnology, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of eResearchTechnology, Inc.
Our report dated March 9, 2007 on the consolidated financial statements refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 9, 2007